Exhibit 10.14

MARATHON OIL CORPORATION

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(Amended and Restated as of January 1, 2009)

1.	Purpose

The Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is intended to enable the Corporation to attract and retain non-employee Directors and to enhance the long-term mutuality of interest between such Directors and shareholders of the Corporation.

This document contains the restated provisions of the Plan effective as of January 1, 2009, and shall apply only to Deferred Cash and Stock Accounts that are not fully distributed as of such date, including 409A Benefits and Grandfathered Benefits (as such terms are defined below). In particular, the Plan document shall apply to those stock units and other similar awards granted to Participants under the 2007 Incentive Compensation Plan as well as predecessor arrangements and deferred under this Plan.

With respect to the 409A Benefits, the Plan, as amended and restated, is intended to conform to the requirements of Code section 409A and the regulations thereunder, and, in all respects, shall be administered and construed in accordance with such requirements. With respect to the Grandfathered Benefits, the Plan, as amended and restated, does not represent a material enhancement of the benefits or rights available under the Plan on October 3, 2004.

2.	Definitions

The following definitions apply to this Plan and to the Deferral Election Forms:

(a)	409A Benefit means that portion of a Participant’s Deferred Cash Account and Deferred Stock Account that was deferred or became vested after December 31, 2004, with earnings and losses attributable thereto pursuant to Sections 5 and 6.

(b)	Beneficiary or Beneficiaries means a person or persons or other entity designated on a beneficiary designation form by a Participant as allowed in this Plan to receive Deferred Benefit payments. If there is no valid designation by the Participant, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the Benefit, the Participant’s Beneficiary is the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate. A Participant may use a beneficiary designation form (in the form and manner acceptable to the Committee) to designate one or more Beneficiaries for all of the Participant’s Deferred Benefit; such designations are revocable.

(c)	Board means the Board of Directors of Marathon Oil Corporation.

(d)	Code means the Internal Revenue Code of 1986 as amended, including regulations and other guidance of general applicability promulgated thereunder.

(e)	Code section 409A means, collectively, section 409A of the Code and any Treasury and Internal Revenue Service regulations and guidance issued thereunder.

(f)	Committee means the Corporate Governance and Nominating Committee of the Board or such other committee of the Board as the Board may designate to administer the Plan. In the event the Committee has delegated any authority or responsibility under the Plan in accordance with Section 12, the term “Committee” where used herein shall also refer to the applicable delegate.

(g)	Common Stock means the common stock of the Corporation.

(h)	Common Stock Unit means a book-entry unit equal in value to a share of Common Stock. A Participant shall be credited with one Common Stock Unit for each stock unit or hypothetical share of Common Stock granted pursuant to a Director Stock Award (or any successor stock incentive arrangement).

(i)	Corporation means Marathon Oil Corporation or any successor thereto.

(j)	Deferral Election Form means a document designated by the Committee for the purpose of allowing a Participant to elect deferrals under Section 3.

(k)	Deferral Year means the calendar year for which a Participant has elected to defer amounts under this Plan.

(l)	Deferred Benefit means a Participant’s Deferred Cash Account and Deferred Stock Account under the Plan.

(m)	Deferred Cash Account means that bookkeeping record established for each Participant to reflect the status of the Participant’s Deferred Cash Benefit under this Plan. A Deferred Cash Account: (i) is established only for purposes of measuring a Deferred Cash Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Cash Benefit; (ii) will be credited with that portion of the Participant’s Retainer Fee deferred as a Deferred Cash Benefit according to a Deferral Election Form; and (iii) will be credited periodically with earnings and losses as provided under Section 5.

(n)	Deferred Cash Benefit means the amount of Retainer Fees deferred by a Participant under Section 3.

(o)	Deferred Stock Account means that bookkeeping record established for each Participant to reflect the status of the Participant’s Deferred Stock Benefit under this Plan. A Deferred Stock Account is established only for purposes of measuring Common Stock Units and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Stock Benefit. A Deferred Stock Account will be credited with the Common Stock Units that are awarded to a Participant annually or at such other times that awards are made and deferred. A Deferred Stock Account will be credited periodically with additional Common Stock Units that reflect the value of dividends paid on Common Stock pursuant to Section 6.

(p)	Deferred Stock Benefit means the number of Common Stock Units that are deferred pursuant to Section 3. In addition to the Common Stock Units granted pursuant to any Director Stock Award, a Participant’s Deferred Stock Benefit shall also include any Common Stock Units granted prior to 2007 pursuant to any predecessor arrangement.

(q)	Directors means those duly named members of the Board.

(r)	Director Stock Award means an award providing for the grant of Common Stock Units, including awards governed by the 2007 Incentive Compensation Plan Administrative Regulations for Annual Director Stock Awards or, in the discretion of the Committee, any successor stock incentive award.

(s)	Distribution Election Form means the form submitted by a Participant prior to 2008 to elect the time and form of payment of the Participant’s Deferred Benefit.

(t)	Election Date means the date established by this Plan as the date before which a Participant must submit a valid Deferral Election Form to the Committee. For each Deferral Year, the Election Date is December 31 of the preceding calendar year. Notwithstanding the foregoing, the Committee may set an earlier date as the Election Date for any Deferral Year. All Election Dates shall be established in conformity with Code section 409A.

(u)	Grandfathered Benefit means that portion of a Participant’s Deferred Cash Account and Deferred Stock Account that is exempt from Code section 409A because it was deferred and vested as of December 31, 2004, as adjusted to reflect any earnings or losses thereto pursuant to Sections 5 and 6.

(v)	Participant means a Director who is not simultaneously an employee of the Corporation.

(w)	Plan means the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors.

(x)	Retainer Fee means that portion of a Participant’s compensation that is fixed and paid without regard to the Participant’s attendance at meetings.

(y)	Separation from Service shall have the same meaning as set forth under Code section 409A.

(z)	Specified Employee shall have the same meaning as set forth under Code section 409A and as determined by the Corporation in accordance with its established policy.

3.	Deferral Election

A deferral election is valid when a Deferral Election Form is completed, signed by the Participant, and received by the Committee. Deferral elections are governed by the provisions of this section.

(a)	No later than each Deferral Year’s Election Date, each Participant may submit a Deferral Election Form to defer until after Separation from Service the receipt of any portion up to 100 percent of the Participant’s Retainer Fee for the Deferral Year in the form of a Deferred Cash Benefit. In the event an individual becomes a Director and is first eligible to participate during a Deferral Year, such Director may submit a Deferral Election Form no later than thirty (30) days following the effective date of the individual’s position as a Director, provided that, to the extent required by Code section 409A, the Retainer Fee subject to the election shall be prorated in accordance with Code section 409A.

(b)	Common Stock Units awarded pursuant to a Director Stock Award are automatically deferred and accounted for in a Deferred Stock Account and are not subject to any Deferral Election.

(c)	If it does so before the last business day preceding the Deferral Year, the Committee may reject or modify any Deferral Election Form for such Deferral Year and the Committee is not required to state a reason for such action. However, the Committee’s rejection or modification of any Deferral Election Form must be based upon action taken without regard to any vote of the Participant whose Deferral Election Form is under consideration, and the Committee’s rejections or modifications must be made on a uniform basis with respect to similarly situated Participants. If the Committee rejects or modifies a Deferral Election Form, the Participant must be paid the Retainer Fee that the Participant is entitled to receive after taking into account the rejected or modified Deferral Election Form.

(d)	A Participant may not revoke a Deferral Election Form after the Deferral Year begins. Any writing signed by a Participant expressing an intention to revoke the Participant’s Deferral Election Form before the close of business on the relevant Election Date is a revocation. In the event the Retainer Fee is paid in more than one payment during a Deferral Year, a Participant’s deferral may be taken from such Retainer Fee ratably during the applicable Deferral Year or in any other manner determined by the Committee; provided that such deferrals during the Plan Year, in the aggregate, reflect the Participant’s deferral election in accordance with Code section 409A.

4.	Effect of No Election

For any Participant who does not submit a valid Deferral Election Form to the Committee by the Election Date for a Deferral Year, the Participant’s Deferral Election Form then in effect shall remain effective for the upcoming Deferral Year. Any Participant who does not submit a valid Deferral Election Form by the Election Date and does not have a deferral election then in effect may not defer any part of the Participant’s Retainer Fee for the Deferral Year.

5.	Deferred Cash Benefits

(a)	The Deferred Cash Account for each Participant will be credited with deemed investment returns as provided in section 5(b). Deferred Cash Benefits are credited to the applicable Participant’s Deferred Cash Account as of the day the Retainer Fees would have been paid but for the deferral.

(b)	A Participant may select one or more investment options approved by the Committee for the Participant’s Deferred Cash Benefits, and earnings and loses from such investment options will be credited to the Participant’s Deferred Cash Account at periods determined by the Committee. A Participant may change the investment allocation of the Participant’s Deferred Cash Account at any time.

6.	Deferred Stock Benefit

(a)	Each Common Stock Unit held in a Deferred Stock Account will increase or decrease in value by the same amount and with the same frequency as the fair market value of a share of Common Stock. Each Deferred Stock Account will be credited as of the date the annual retainer fee would otherwise have been payable with the number of Common Stock Units determined either based on the closing price of a share of Common Stock on the NYSE on the date of such credit to the Deferred Stock Account or in any other manner established by the Committee from time to time.

(b)	Each Deferred Stock Account will be credited on or about each Common Stock dividend payment date with additional Common Stock Units, including fractional units, in a quantity equal to the quotient of the dividends payable on the quantity of shares equal to the number of Common Stock Units in such account divided by the value of a share of Common Stock on the date of that payment as determined in accordance with the manner established by the Committee from time to time.

(c)	In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure, the number and kind of Common Stock Units credited to each Participant’s Deferred Stock Account shall be adjusted accordingly.

7.	Distributions

(a)	A Deferred Cash Benefit must be distributed in cash. A Deferred Stock Benefit must be distributed in shares of Common Stock and such distribution will correspond to, and equal to the number of, the Common Stock Units credited to the Participant’s Deferred Stock Account; provided that cash must be paid in lieu of fractional shares of the Common Stock otherwise distributable.

(b)	Except as otherwise provided in this Section 7, a Participant’s Deferred Benefit shall be paid in a lump sum on the first day of the calendar month following the expiration of 45 days after the Participant’s Separation from Service for any reason other than death.

(c)	In the event of the death of a Participant, the Participant’s Deferred Benefit shall be paid to the Participant’s Beneficiary (or Beneficiaries) in a lump sum in the February of the year following the Participant’s death or if earlier, on the first day of the calendar month following the expiration of 45 days after the Participant’s Separation from Service as described in Section 7(b) (or, in the event of a Separation from Service of a Specified Employee not on account of death, within the 45-day period described in Section 7(d)).

(d)	Distribution of the Deferred Benefit of a Participant who the Committee determines is a Specified Employee (other than the Participant’s Grandfathered Benefit) shall commence within the 45-day period following the first of the month following 6 months after Separation from Service (other than a Separation from Service on account of the death of Participant). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Section 7(c). Payment of a Specified Employee’s Grandfathered Benefit shall be made pursuant to Sections 7(b) or 7(e), as applicable.

(e)	Notwithstanding any contrary provisions of this Section 7 (other than Section 7(d)), in the event a Participant submitted a Distribution Election Form prior to 2008 and such Participant incurs a Separation from Service prior to 2010 (including a Separation from Service on account of death), such Participant’s Deferred Benefit will be paid (or continue to be paid) in accordance with the terms of such election. In the event a Participant incurs a Separation of Service after 2009, any such Distribution Election Form shall be void and payment shall be made as otherwise provided in this Section 7.

(f)	Distributions of 409A Benefits prior to January 1, 2009 were made under reasonable good faith interpretations of Code section 409A and transition guidance provided thereunder.

8.	Corporation’s Obligation

(a)	The Plan is unfunded. A Deferred Benefit is at all times solely a contractual obligation of the Corporation. A Participant and the Participant’s Beneficiaries have no right, title or interest in the Participant’s Deferred Benefit or any claim against them. Except according to section 8(b), the Corporation will not segregate any funds or assets for Deferred Benefits nor issue any notes or security for the payment of any Deferred Benefit.

(b)	The Corporation may establish a grantor trust and transfer to that trust shares of the Common Stock or other assets. The governing trust agreement must require a separate account to be established for each electing Participant. The governing trust agreement must also require that all Corporation assets held in trust remain at all times subject to the Corporation’s creditors.

9.	Control by Participant

A Participant has no control over the Participant’s Deferred Benefit except according to the Participant’s Deferral Election Form, Distribution Election Form, and Beneficiary Designation Form.

10.	Claims Against Participant’s Deferred Benefit

A Deferred Benefit relating to a Participant under this Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. A Deferred Benefit is not subject to attachment or legal process for a Participant’s debts or other obligations. Nothing contained in this Plan gives any Participant any interest, lien or claim against any specific asset of the Corporation. A Participant or the Participant’s Beneficiary has no rights other than as a general creditor. The Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Deferred Benefits.

11.	Amendment or Termination

This Plan may be altered, amended, suspended, or terminated at any time by the Committee, provided that with respect to 409A Benefits such action shall conform to the requirements of Code section 409A. No future amendment to the Plan shall apply to Grandfathered Benefits to the extent such provision or amendment would constitute a “material modification” within the meaning of Code section 409A with respect to the Grandfathered Benefits unless such amendment expressly indicates otherwise.

12.	Administration

The Committee shall have the full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan, to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, and to delegate some or all of its authority or responsibilities under this Plan to any other person or entity. The Committee may correct any defect or supply an omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

13.	Notices

Notices and elections under this Plan may be in writing or in electronic format. A notice or election is deemed delivered if it is delivered personally or if it is mailed by registered or certified mail or via electronic delivery to the person at the individual’s last known business address or electronic mail address.

14.	Waiver

The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

15.	Construction

This Plan is created, adopted, maintained and governed according to the laws of the state of Delaware. Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or not enforceable, the validity or enforceability of any other provision is not affected. Use of one gender includes all, and the singular and plural include each other. This Plan is intended to conform to the requirements of Code section 409A and shall be interpreted accordingly.

16.	Effective Date

The effective date of the Plan is January 1, 2009.

Special Appendix to the

MARATHON OIL CORPORATION DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

Special Provisions Applicable to Non-Employee Directors Subject to Taxation

under the Provisions of the Income Tax Act (Canada)

This special appendix sets forth special provisions of the Plan that apply to Canadian Directors. This special appendix shall become effective on January 1, 2009 and shall apply to all Deferred Stock Awards granted or made to a Canadian Director on or after such date. For avoidance of doubt, nothing in this special appendix shall be deemed to modify the Plan as it relates to Directors who are not Canadian Directors.

1.	Definitions

For purposes of this special appendix:

(a)	Affiliate means an affiliate of the Corporation as the term “affiliate” is defined in paragraph 8 of Canada Revenue Agency Interpretation Bulletin IT-337R4, Retiring Allowances [Consolidated], dated February 1, 2006, as such publication may be amended from time to time.

(b)	Canadian Director means a Director who is a resident, at any material time, of Canada for the purposes of the ITA.

(c)	ITA means the Income Tax Act (Canada) and the regulations thereto, as may be amended from time to time.

(d)	Termination Date means, with respect to a Canadian Director, the earliest date on which both of the following conditions are met: (i) the Canadian Director has ceased to serve as a Director and is not a director of an Affiliate of the Corporation; and (ii) the Canadian Director is not an employee of the Corporation or any Affiliate thereof.

2.	Compliance with Regulation 6801(d)

Notwithstanding any provision of the Plan to the contrary, it is intended that, with respect to Canadian Directors, the provisions of the Plan, including this special appendix, comply with the requirements of paragraph (l) of the definition of “salary deferral arrangement” in subsection 248(1) of the ITA and Regulation 6801(d) to the ITA (and any successor provisions thereto), and all provisions of the Plan shall be construed and interpreted in a manner consistent with such requirements.

3.	Receipt of Deferred Stock Benefit

(a)	Notwithstanding any provisions of the Plan to the contrary, any Canadian Director whose Common Stock Units are to be automatically deferred and accounted for in a Deferred Stock Account shall receive such credit in his or her Deferred Stock Account immediately prior to the time that the Common Stock Units would otherwise be granted.

(b)	For greater certainty, Deferred Stock Benefits and Common Stock Units are not shares of Common Stock or other securities of the Corporation and do not entitle a Participant to any stockholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

4.	Distributions to Canadian Directors

The value of a Canadian Director’s Deferred Stock Account shall be distributed following such Canadian Director’s Termination Date in accordance with Section 7 of the Plan and, in all circumstances, shall be paid out (less applicable withholdings) no later than December 31st of the year commencing immediately after the Canadian Director’s Termination Date.

5.	No Additional Benefit

For greater certainty, no amount will be paid to, or in respect of, a Canadian Director (or a person with whom the Canadian Director does not deal with at arm’s length, within the meaning of the ITA) under the Plan or pursuant to any other arrangement, and no additional Deferred Stock Benefits will be granted to a Canadian Director to compensate, in whole or in part, for a downward fluctuation in the fair market value of the Common Stock, nor will any other form of benefit be conferred upon, or in respect of, a Canadian Director (or a person with whom the Canadian Director does not deal with at arm’s length, within the meaning of the ITA) for such purpose.

6.	Amendment of Special Appendix

This special appendix may be altered, amended, suspended or terminated at any time by the Committee, provided that such amendments shall not adversely affect the previously accrued rights of any Canadian Director and further provided that any amendment or termination of the Plan shall be such that, with respect to each Canadian Director, the Plan continuously meets the requirements of Regulation 6801(d) to the ITA or any successor provision thereto.